FORM OF LEASE AGREEMENT

Made and signed on the ____ of _______, 2010

BETWEEN:	Dale Israel Electronic Industries Ltd.

Company No. 51-109165-4
(hereinafter, the “Lessor”)
of the one part

A N D:	Vishay Advanced Technologies Ltd.
Company No. 51-286814-2
of
(hereinafter, the “Lessee”)
of the other part

WHEREAS:	The Lessor is the long term leaseholder from the Israel Land Administration (hereinafter: “ILA”) of the land known as parcel 1 in block 38095 (hereinafter: the “Land”) located on 3 HaKotsar St. in Beer Sheva, and the building standing on the Land (hereinafter, the “Building”), and;

WHEREAS:	Part of the Building is occupied and operated by the Lessor;

WHEREAS:	The Lessee desires to lease from The Lessor part of the Building designated in red on the plan attached to this Agreement as Appendix A (hereinafter: the "Premises") for the terms and subject to the conditions provided in this Agreement;

THEREFORE the parties hereby agree as follows:

1.	The Lease

1.01	The Lessee hereby leases the Premises from the Lessor in its "as is" condition (hereinafter: the "Lease").

1.02	The Premises are leased to the Lessee for a period of five (5) years commencing on ______________ and terminating on _______ (hereinafter: the "Term").

1.03
The Lessee has an option to extend the Term for five (5) periods of one (1) year each, on the terms and conditions hereof. The exercise of the option will be by way of sending the Lessor a written notice of the Lessee’s intention to extend the Term as above, no later than three (3) months prior to the expiration of the Term and each of the option terms pursuant to this Section 1.03.

All the terms and conditions of this Agreement shall apply during the extended term as above, should the Term be so extended, save for the right to extend the Term.

1.04	The Premises are leased to the Lessee to be used for manufacturing and related commercial purposes, and for no other purpose.

2.	The Rent

2.01	In consideration for the Lease, the Lessee shall pay the Lessor annual rent in the amount of 292,500 NIS (hereinafter the "Rent").

The annual Rent during the extended term as in section 1.03, should the Term be extended, shall be linked to Israeli Consumer Price Index.

2.02	The Rent will be paid every year during the Term, in advance, on the first day of each calendar year of the Term.

2.04	Value Added Tax ("VAT") shall be added to every Rent payment and to any other payment under this Agreement, at the rate applicable at the time of such payment.

205.	The Rent and all other payments made by the Lessee shall be paid in the equivalent amount in New Shekels according to the last representative rate of exchange of the United States dollar published by the Bank of Israel and known on the date of actual payment.

3.	Additional Payments

3.01	All taxes, fees, levies, municipal and governmental, which shall apply to the Premises during the Term, shall be borne and timely paid by the Lessee. Without derogating from the above, the Lessee shall pay the Proportional Share in all taxes, fees and levies relating to the Common Areas of the Building designated in the blue on the scheme attached hereto as Appendix B (hereinafter the "Common Areas").

The "Proportional Share" shall be calculated accordingly to the area of the Premises in relation to the total area the Building less the Common Areas.

3.02	The Lessee shall bear and pay during the Term: (a) all payments and expenses for the any supply of utilities as compressed air, water and electricity, HVAC (Heat, ventilation, air condition), industrial gases in accordance with its Proportional Share; and (b) all taxes and payments with regard to the conduct in the Premises of the Lessee's business, including business tax, signs tax, licenses fees and the like.

3.03	Should any payment that the Lessee is required to bear and pay, be made by the Lessor, the Lessee shall repay the Lessor any such amount, together with interest.

3.04	Throughout the Term, the Lessee shall bear and pay its Proportional Share in the cost of management and maintenance of the Building and all other costs referred to in the list attached this agreement as Appendix C, with an addition of 15% management fee.

4.	Possession and Use of the Premises

4.01	The Lessee shall not: assign its rights under this Agreement, or any part thereof, to any entity or person whatsoever, directly or indirectly, deliver or transfer the Premises or any part thereof to any entity or person whatsoever; sub-lease the Premises or any part thereof to any entity or person; permit the use of the Premises or any part thereof by any entity or person for any period and in any manner whatsoever; allow others to share possession of the Premises or any part thereof in any manner; or grant any entity or person any right in the Premises whether for consideration or without consideration.

4.02	The Lessee shall maintain the Premises throughout the Term in good condition and not cause any damage or breakage therein to the Premises or to any of its installations and systems; and shall be responsible for the immediate repair, at its own expense, of any damage or breakage (excluding reasonable wear and tear) which may be caused to the Premises or its installations or systems.

4.03	The Lessee shall not: effect any alterations, make any additions or destroy any part of the Premises and/or any of its installations and systems, without the prior written consents of Lessor. The Lessor shall be free to withhold its consent and will not be obliged to give reasons. The Lessor shall be entitled to prevent implementation of any act as aforesaid, at any time, and to remove or destroy any alteration or addition that may be effected without the Lessor's prior written consent. Should the Lessee breach any of its obligations as above, the Lessor shall be entitled, in addition to any other remedy available to it by law, to terminate this Agreement.

4.04	In the event the Lessee has received the needed approvals and made changes or additions to the Premises (the "Changes"), the Lessee undertakes to restore the Premises before the end of the Term to their condition as of the date of execution hereof. Should the Lessee not restore the Premises as required above, then Lessor may restore the Premises to their previous condition. In such case, the Lessee will pay Lessor, upon its first demand, all sums paid by Lessor in connection with such restoration.

4.05
Throughout the Term of the Lease the Lessee shall enjoy common use, together with the Lessor and / or any possessors of areas in the Building, of the Common Areas. The Lessee undertakes to the Common Area as expected with regard to areas that are in common use.

The Lessee, its employees, visitors, or clients will not enter those parts of the Building that are not included in the Premises and are not part of the Common Areas (hereinafter the "Lessor's Areas"),

5.	Licenses

The Lessee undertakes to receive and hold in full affect, throughout the Term all licenses and permits required for the purpose of conducting its business in the Premises.

6.	Responsibility of the Lessee

6.01	The Lessee is obligated to maintain the Premises during the Term in good condition, and avoid from causing any damage or breakage to the Premises or any of its systems or installations, and to repair immediately and on its expense any damage that may be caused to the Premises and its systems and installations.

6.02	The Lessee shall be responsible for any damage or breakage that may be caused to the Premises and/or to the Building and/or to Lessor and/or to any third party in the Premises and/or in the Building, as a result of the actions and/or omissions of the Lessee, its employees, visitors, or clients, and/or as a result of the conduct of the Lessee's business in the Premises.

6.03	The Lessor shall not have any liability or responsibility whatsoever relating to or arising from any such damage or breakage (including but not limited to, bodily injury) that may be caused to the Lessee, to the Premises, to its contents, or to any third party. The Lessee alone shall be responsible for any such injury or damage, and shall indemnify and/or hold Lessor harmless from any payments and expenses which may be incurred as a result of such damage or breaking.

7.	Insurance

7.01	Without derogating from the responsibility of the Lessee as stated in section 6 above, the Lessee undertakes to hold during the entire Term insurance as detailed in Appendix D for this Agreement.

7.02	The Lessee shall provide the Lessor, no later than two weeks from the date hereof, with a "confirmation of insurance from the insurer," signed by its insurer(s) in the form annexed hereto as Appendix E.

7.03	Without derogating from the above, the Lessee shall participate in the cost of the insurance of the Premises and of the Common Areas, in accordance with its Proportional Share in the Building.

8.	Changes or Additions by Lessor

8.01	The Lessor is entitled to make any changes in the Building and to initiate changes in the town plan relating to the Building and to the Land and to request a building permit with respect to the Land and/or the Building. The Lessee undertakes not to interfere and not to oppose such changes or requests.

8.02	The Lessor shall be entitled, without need for the Lessee's consent, to initiate and to perform any changes or additions to the Building, at its absolute discretion as it shall deem fit from time to time.

8.03	Without derogating from the generality of any section of this Agreement, the Lessee hereby explicitly agrees that Lessor may at any time, add and/or construct additional floors in the Building and/or carry out any other construction works and/or changes and/or additions in the Building; without any limitation and without the need for the Lessee's consent. The Lessee undertakes to enable Lessor to carry out said work and not to interfere and not to oppose such work or otherwise disturb.

9.	Vacating the Premises

Upon the end of the Term, or upon termination of this Agreement for any reason whatsoever before the end of the Term, the Lessee undertakes to vacate the Premises and to deliver the possession thereof to Lessor. The Premises, when the Lessee vacates them, shall be free and clear of all persons and objects connected to the Lessee, clean, and in condition in which the Lessee received them from Lessor, except for reasonable wear and tear.

10.	Miscellaneous

10.01	All payments that the Lessee undertakes to pay the Lessor in accordance with this Agreement shall be paid by the Lessee by way of deposit to Lessor’s account No. [ ] at Bank Hapoalim, Azor Branch (Branch No. 643).

10.02	This Agreement is not transferable or assignable by the Lessee in any manner.

10.03	The Lessor shall be entitled to transfer and/or assign any or all of its rights to the Building and/or the Premises. The Lessor shall be entitled to transfer and/or assign any or all of its rights and/or liabilities under this Agreement without any limitation and in its sole and absolute discretion and without any need for consent of the Lessee.

10.04	Lessor represents that the Premises are not mortgaged.

10.05	This Agreement completely reflects the agreements and understandings of the parties with respect to the Premises, and this Agreement supersedes any and all undertakings, representations, understandings, or agreements, if any, between the parties made prior to the execution of this Agreement. Any change or addition to this Agreement must be in writing and be signed by both parties.

10.06
To assure payment of the Rent and the fulfillment of all the lessee's other obligations, including the vacating of the Premises by the Lessee, the Lessee shall furnish the Lessor, upon the signing of this Agreement, with _________ (hereinafter “the Security”). The Lessor shall have the right to use the Security monies or any part thereof in the event the Lessee breaches its obligations under this Agreement.

11.	Addresses and Notices

12.01	The addresses of the parties for the purposes of this Agreement are as follows:

Lessor:	____________
Lessee:	____________

11.02	Any notice sent by one party to the other by registered mail to the addresses abovementioned shall be deemed as having been delivered within a reasonable time from the date of its posting at a post office.

IN WITNESS WHEREOF, the parties have hereby affixed their signatures on the day first above written.

____________	____________

The Lessee	Lessor

By: ____________	By: ____________